UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2018

Alder BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36431	90-0134860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11804 North Creek Parkway South Bothell, WA		98011
(Address of principal executive offices)		(Zip Code)

(425) 205-2900

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Other Events

On April 25, 2018, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Alder BioPharmaceuticals, Inc. (the “Company”), the Board appointed Jeremy Green to serve as a Class III director of the Company until the Company’s 2020 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Mr. Green has also been appointed to serve as a member of the Board’s Nominating and Corporate Governance Committee.

As a non-employee director, Mr. Green is entitled to receive a $40,000 annual retainer for his service on the Board, and as a member of the Board’s Nominating and Corporate Governance Committee, Mr. Green is entitled to receive an annual retainer of $7,500. To the extent Mr. Green is appointed to additional committees of the Board in the future, he may receive additional cash amounts for service on any such committees. In addition, Mr. Green is entitled to receive an option to purchase a total of 30,000 shares of the Company’s common stock, vesting on a three-year annual vesting schedule, provided he continues to serve as a Board member through each such vesting date, provided, further that such option will vest in full upon a change in control of the Company, which will be issued pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) and the form of option agreement under the 2014 Equity Incentive Plan. The 2014 Equity Incentive Plan and the form of option agreement under the 2014 Equity Incentive Plan were filed as Exhibits 10.4 and 10.5, respectively, to the Company’s Registration Statement on Form S-1 (File No. 333-194672) filed with the Securities and Exchange Commission on April 25, 2014. In connection with Mr. Green’s appointment to the Board, the Company and Mr. Green also entered into an indemnity agreement in the same form as the Company’s standard form of indemnity agreement with its other directors.

Jeremy Green is the Founder and Portfolio Manager of Redmile Group, LLC. On January 7, 2018, the Company entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with certain institutional and other accredited investors affiliated with or managed by Redmile Group, LLC (collectively, the “Buyers”). Pursuant to the Purchase Agreement, on January 12, 2018, the Company sold to the Buyers in a private placement 725,268 shares of Class A-1 Convertible Preferred Stock (the “Preferred Shares”) at $137.88 per share (the “Initial Purchase Price”) for net proceeds to the Company of approximately $97.7 million, after deducting fees and applicable expenses. In addition, pursuant to the Purchase Agreement, in the event a deemed liquidation event occurs within 24 months of the date of the Purchase Agreement, the Company will issue the Buyers (or their designees or assignees) a warrant to purchase an aggregate of 75,000 shares of convertible preferred stock at a purchase price per share equal to the Initial Purchase Price (share number and exercise price each subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction) (the “Warrant”). In connection with the Purchase Agreement, the Company entered into a registration rights agreement with the Buyers. Under the registration rights agreement, the Company filed a prospectus supplement under its current registration statement on Form S-3 (SEC File No. 333-216199), and is required to file, if needed, one or more additional registration statements, as permissible and necessary, for the resale of the shares of the Company’s common stock issued or issuable upon conversion of the Preferred Shares and the shares of convertible preferred stock issuable upon exercise of the Warrant. The Purchase Agreement and the Company’s right to sell an additional $150 million of convertible preferred stock terminated on February 1, 2018 upon the closing of the Company’s underwritten public offering (the “Notes Offering”) of 2.5% convertible senior notes due 2025 (the “2025 Notes”) and no additional shares will be issued under the Purchase Agreement, except in the event that the Warrant is issued and/or exercised. Private investment vehicles and separately managed accounts for which Redmile Group, LLC is the investment manager/adviser purchased $25.0 million aggregate principal amount of the 2025 Notes in the Notes Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alder BioPharmaceuticals, Inc.

Dated: April 26, 2018
	By:	/s/ James B. Bucher
James B. Bucher
Senior Vice President and General Counsel